Exhibit 99.1

        5300 Town and Country Blvd., Suite 500
        Frisco, Texas 75034
        Telephone: (972) 668-8834
        Contact: Gary H. Guyton
        Director of Planning and Investor Relations
        Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC.
ANNOUNCES CLOSING OF SOUTH TEXAS DIVESTITURE

FRISCO, TEXAS, December 12, 2016 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today announced that it has closed the previously announced sale of its conventional natural gas properties in South Texas.  The Company received proceeds of $26.7 million from the divestiture representing the sales price of $28 million as adjusted for activity subsequent to the effective date.  Comstock intends to use the proceeds from the sale toward funding its 2016 drilling program.

Additionally, the Company announced that it has expanded its hedging program for 2017 with the recent improvement in natural gas prices.  Currently, the Company has hedged 50 million cubic feet per day of its 2017 natural gas production at $3.32 per Mmbtu.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.